EXHIBIT 7.01

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock of GoAmerica, Inc., and further agree that this Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

[Signature Page Follows]

In evidence thereof the undersigned, being duly authorized, hereby execute this Joint Filing Agreement this __ of August, 2007.

CCP A, L.P., a Delaware limited partnership

By:	Clearlake Capital Partners, LLC
Its:	General Partner

By:	CCG Operations, LLC
Its:	Managing Member

Clearlake Capital Partners, LLC

By:	CCG Operations, LLC
Its:	Managing Member

CCG Operations, LLC

Each of the above by:

By:	/s/ Behdad Eghbali
Name: Behdad Eghbali
Its: Authorized Person

STEVEN CHANG

By:	/s/ Steven Chang
Name: Steven Chang

JOSÉ FELICIANO

By:	/s/ José Feliciano
Name: José Feliciano